Exhibit 5.1

September 23, 2005

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

I am Senior Counsel of PPL Services Corporation, a wholly-owned subsidiary of PPL Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and, as such, am familiar with the affairs of the Company.

With respect to Post-Effective Amendment No. 1 to each of the registration statements on Form S-8 (Nos. 333-110372, 333-112453 and 333-02003) (the “Registration Statements”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to a one hundred percent increase in the number of shares of common stock, $0.01 par value, of the Company (the “Shares”) as a result of the Company’s two-for-one stock split to shareholders of record on August 17, 2005, to be issued from time to time under the equity-based compensation plans of the Company (the “Plans”) covered by such Registration Statements, I wish to advise you as follows:

I am of the opinion that the Company is a corporation validly organized and existing under the laws of the Commonwealth of Pennsylvania and is duly qualified to carry on the business which it is now conducting in that Commonwealth.

I am further of the opinion that the Shares will be legally issued, fully paid and nonassessable when they have been issued in accordance with the Plans.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1. I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett LLP, filed as Exhibit 5.2 to Post-Effective Amendment No. 1.

Very truly yours,

/s/ Thomas D. Salus